Exhibit 107

Calculation of Filing Fee Table

Form S-1
Form Type

Peraso Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(g)	3,675,000	$1.36	$4,998,000	0.00011020	$550.77
	Total Offering Amounts					$4,998,000		$550.77
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$550.77

(1)	Represents 3,675,000 shares of the registrant’s common stock issuable upon the exercise of warrants issued pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated November 28, 2022, by the selling stockholder named in the registration statement, from time to time, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. The registration statement also includes an indeterminate number of shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an exercise price per share of $1.36 applicable to the shares issuable upon the exercise of the warrants.